P.O. Box 20103 Kansas City, MO 64195 866.877.2525 • fax 816.713.8810 www.uspremiumbeef.com

June 8, 2012

Dear Unitholder,

As a result of the transaction with Leucadia, USPB’s taxable income is expected to be significantly lower in 2012, everything else held constant, and will create difficulty for our unitholders who are trying to determine the amount of their estimated tax payments for tax year 2012.  The purpose of this letter is to provide you an estimate of USPB’s taxable income for the second tax quarter of 2012 that you can take into consideration when determining your next estimated tax payment, which is due on June 15.

For the second tax quarter, USPB is estimating taxable income to be $0, or breakeven.  If you choose to use USPB’s estimate or if you calculate your own, you will need to include estimates of taxable income or losses from your other sources of earnings when computing estimated taxable income to base your estimated tax payments on.

Given the volatility in the beef processing industry and the impact that it has on our earnings, USPB’s actual taxable income could be materially different than that which is estimated above.  If actual taxable income is higher, you could be subject to penalties and interest imposed by the Internal Revenue Service.

As we are projecting taxable income of $0 for the second tax quarter, the company will not be making a tax distribution for the quarter.  USPB will continue to estimate our quarterly taxable income and will make distributions to the extent it is positive.

Please provide a copy of this letter to your tax preparer.  It is USPB’s intent to provide a similar letter each tax quarter of 2012 to assist you in making your estimated tax payments.  If you have any questions, please call Scott Miller at 866-877-2525.

Sincerely,

Steven D. Hunt

Chief Executive Officer

This letter contains discussion of some of our expectations regarding U.S. Premium Beef, LLC’s future performance. These forward-looking statements are based on our current views and assumptions. Actual results could differ materially from these current expectations and projections, and from historical performance.  Further discussions of these matters can be found in the securities filings of U.S. Premium Beef, LLC through the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov.